Exhibit 10.15

PCSB BANK

TRUSTEE SUPPLEMENTAL LIFE INSURANCE PLAN

THIS TRUSTEE SUPPLEMENTAL LIFE INSURANCE PLAN (“Plan”) is made and entered into this 1st day of July, 2016, by PCSB Bank, a New York chartered mutual savings bank with its principal office located in Yorktown Heights, New York (the “Bank”) for the benefit of its non-employee trustees (“Trustees”) who are selected to and who participate in the Plan.

INTRODUCTION

The Bank wishes to attract and retain highly qualified Trustees. To further this objective, the Bank is willing to divide the death proceeds of certain life insurance policies which are owned by the Bank on the lives of the participating Trustees with the designated beneficiary of each insured participating Trustees. The Bank will pay the life insurance premiums from its general assets.

Article 1

Definitions

Whenever used in this Plan, the following terms shall have the meanings specified:

1.1 “Compensation Committee” means either the Compensation Committee designated from time to time by the Bank’s Board of Trustees or a majority of the Bank’s Board of Trustees, either of which shall hereinafter be referred to as the Compensation Committee.

1.2 “Trustee” means a non-employee trustee of the Bank.

1.3 “Insured” means a Trustee who is designated by the Compensation Committee as eligible to participate in this Plan and who elects in writing to participate in the Plan by executing an Election to Participate attached hereto as Exhibit A, and a Split Dollar Endorsement attached hereto as Exhibit B.

1.4 “Insurer” means the insurance company issuing the life insurance policy on the life of the Insured.

1.5 “Policy” or “Policies” means the individual insurance policy or policies adopted by the Compensation Committee for purposes of insuring a Trustee’s life under this Plan.

1.6 “Plan” means this instrument, including all amendments thereto.

Article 2

Participation

2.1 Eligibility to Participate. The non-employee Trustees of the Bank shall be eligible to participate.

2.2 Participation. An eligible Trustee may participate in this Plan by executing an Election to Participate and a Split Dollar Endorsement for each Policy or Policies under which the Trustee is the Insured. The Split Dollar Endorsement shall bind the Trustee and his or her beneficiaries, assigns and transferees, to the terms and conditions of this Plan. A Trustee’s participation in the Plan is limited to those Policies where he or she is the Insured.

2.3 Termination of Participation. A Trustee’s rights under this Plan shall cease and his or her participation in this Plan shall terminate if either of the following events occur: (i) the Trustee’s service with the Bank is terminated for reasons other than death or (ii) the plan is terminated per Article 8. In the event that the Bank decides to maintain the Policy or Policies after the Trustee’s termination of participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy or Policies.

Article 3

Policy Ownership/Interests

3.1 Trustee’s Interest. Unless or until the Trustee’s rights under the Plan shall terminate as provided in Section 2.3, with respect to the Policy or Policies, the Trustee or the Trustee’s assignee shall have the right to designate the beneficiary of the following death benefit amounts:

(a) Death Benefit. If the Trustee was in the service of the Bank as a non-employee Trustee at the time of death, the death benefit shall be the lesser of: (i) One Hundred Thousand Dollars ($100,000.00), or (ii) the Net Death Benefit.

(b) Net Death Benefit. The “Net Death Benefit” shall be the net amount at risk under the Policy or Policies covering the Trustee’s life as of the Trustee’s date of death. For purposes of this Plan, “net amount at risk” shall mean, as of any date, the difference between the cash surrender value of the Policy and the total proceeds payable under the Policy upon the death of the Insured.

3.2 Bank’s Interest. The Bank is the sole owner of the Policies and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of the Policies to the extent of each Policy’s cash surrender value plus any death benefits remaining after applying those amounts explicitly assigned to the Trustee’s beneficiary pursuant to Section 3.1 above. In addition, the Bank may replace each Policy with a comparable insurance policy to cover the benefit provided under this Plan and the Bank and the Trustee shall execute a new Split Dollar Endorsement for each new Policy. Each new Policy or any comparable policy shall be subject to the claims of the Bank’s creditors. Any Policies subject to this Plan shall be treated as “bank owned life insurance (“BOLI”) subject to the provisions and limitations set forth in the Interagency Statement on the Purchase and Risk Management of Life Insurance (OCC 2004-56).

Article 4

Premiums and Economic Benefit

4.1 Premium Payment. The Bank shall pay all premiums due on all Policies, so long as the Bank chooses to maintain the Policies in force.

4.2 Economic Benefit. Annually, the Trustee will recognize a taxable benefit equal to (a) the current term rate for the Insured’s age, multiplied by (b) the net death benefit payable to the Insured’s beneficiary. The Bank (or its administrator) will timely report to the Trustee the amount of such imputed income each year on IRS Form 1099-MISC or its equivalent. The Bank intends that this Plan will be subject to taxation under the “economic benefit regime” set forth in Treasury Regulation section 1.61-22(d), such that the Trustee shall have taxable income equal to the annual cost of the current life insurance coverage provided by the Policy or Policies.

Article 5

Assignment

With the Bank’s written consent, a Trustee may assign without consideration all interests in his or her Policy or Policies and in this Plan to any person, entity or trust. In the event a Trustee shall transfer all of his or her interest in a Policy or Policies, then all of that Trustee’s interest in his or her Policy or Policies and in the Plan shall be vested in his or her transferee, who shall be substituted as a party hereunder, and that Trustee shall have no further interest in his or her Policy or Policies or in the this Plan.

Article 6

Insurers

Each Insurer shall be bound only by the terms of their corresponding Policy. Any payments an Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy. The Insurers shall not be bound by the provisions of this Plan. The Insurers shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations, or Policy interests as specified under this Plan.

Article 7

Claims Procedure

7.1 Claims Procedure. Any person or entity (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

7.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank’s Human Resource Manager a written claim for the benefits.

7.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

7.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of the Plan on which the denial is based;

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d) An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and

(e) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

7.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank’s Human Resource Manager a written request for review.

7.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

7.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

7.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of the Plan on which the denial is based;

(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1 Amendment or Termination of Plan. The Bank may amend or terminate the Plan at any time and may amend or terminate a Trustee’s rights under the Plan at any time prior to a Trustee’s death by written notice to the Trustee. Additionally, the Bank may sell, surrender, exchange, or transfer the insurance Policy or Policies purchased under this Plan at any time. If the Bank decides to sell, surrender, transfer, or exchange the Policies while this Agreement is in effect, the Bank will first give the Trustee or the Trustee’s transferee the option to purchase the Policies for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policies.

8.2 Waiver. A Trustee may, in the Trustee’s sole and absolute discretion, waive his or her rights under the Plan at any time. Any waiver permitted under this section 8.2 shall be in writing and delivered to the Board of Trustees of the Bank.

Article 9

Miscellaneous

9.1 Binding Effect. This Plan, in conjunction with each Split Dollar Endorsement, shall bind each Trustee and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Policy beneficiary. This Plan and the payment of any benefits hereunder shall be binding on any and all successors to the Bank.

9.2 Governing Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of New York, except to the extent preempted by the laws of the United States of America.

9.3 Notice. Any notice, consent or demand required or permitted to be given hereunder shall be in writing and shall be signed by the party giving such notice, consent or demand. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, FedEx (or other reputable overnight delivery service) to such party’s last known address as shown on the Bank’s records. The date of the mailing shall be deemed to be the date of the notice, consent or demand.

9.4 Entire Agreement. This Plan, along with the Split Dollar Endorsement, constitutes the entire agreement between the Bank and the Trustee as to the subject matter hereof. No rights are granted to the Trustee by virtue of this Plan other than those specifically set forth herein.

9.5 Administration. The Compensation Committee of the Bank’s Board of Trustees shall have all powers which are necessary to administer this Plan, including but not limited to:

(a) Interpreting the provisions of the Plan, in its sole discretion;

(b) Establishing and revising the method of accounting for the Plan;

(c) Maintaining a record of benefit payments; and

(d) Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

9.6 Designated Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and plan administrator under the Plan. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Bank executes this Plan as of the day and date indicated above.

PCSB BANK

By	/s/ Joseph D. Roberto
President and Chief Executive Officer